January 15, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Multimedia Access Corporation
                  Registration Statement

Dear Sir/Madam:

         We are corporate and securities counsel to Multimedia Access Corporation (the "Company"), a Delaware corporation, in connection with the registration on Form SB-2 of 2,851,977 shares of the Company's Common Stock (the "Common Stock"), 2,851,977 Redeemable Common Stock Purchase Warrants (the "Public Warrants"), the 2,851,977 shares of Common Stock underlying the Public Warrants.

         We hereby advise that, in our opinion, the shares of Common Stock, the Public Warrants and the shares of Common Stock underlying the Public Warrants have been duly authorized by all necessary corporate acts of the Company, and when issued, delivered and paid for by the Underwriter, pursuant to the Underwriting Agreement, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of our firm's name under the heading "Legal Matters" in the Registration Statement, and any amendments thereto, filed with the Securities and Exchange Commission in connection with the above-referenced offering.

                                              Very truly yours,


                                              /s/ John S. Stoppelman


                                              John S. Stoppelman